Exhibit 10.11

Crown LNG India AS

Drammensveien

147A 0277 Oslo

Norway

Crown LNG India Limited (CHH)
Unit 1307A, 13/F., Two Harbourfront,
22 Tak Fung Street, Hunghom,
Kowloon,
Hong Kong.	Oslo, 24th of March 2021

Letter of Confirmation to convert receivable to equity by issuing new shares

Whereas Crown LNG India AS (CIO) has provided services and incurred cost for approval of technology and solution for use in India in the Kakinada LNG Terminal license for an amount of USD 16,500,000.

Whereas these initial services and costs are part of the project cost for the Kakinada LNG Terminal Project and are invoiced to Crown LNG India Limited (CHH) to be included in the Company project cost.

Whereas Crown LNG India AS (CiO) has the title to the invoice P-2020-102 dated 1st of December 2020 the total amount USD16,500,000.00 for these services.

Now, we confirm that the outstanding amount of USD 16,500,000.00 is converted to HKD127,926,807.00 and converted to equity and shares in the Company.

We hereby confirm that we subscribe to 15,990,850 new shares in Crown LNG India Limited at a share price of HKD 8.00 per share and will use the Invoice P-2020-102 as payment for the shares.

We confirm that after the netting of the Invoice P-2020-102 against the payment for the shares and issuance of the shares, the invoice is settled in full.

Best regards for,

Crown LNG India AS

/s/ Jorn S Husemoen
Jorn S Husemoen
Authorized Signature

www.crownLNG.com	Org. No: 817 120 962